SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities
 Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                                      and
                 15(d) of the Securities Exchange Act of 1934.
                            Commission File Number
                                   000-18816


                            GRANT GEOPHYSICAL, INC.
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             Exact name of registrant as specified in its charter)


16850 PARK ROW, HOUSTON, TEXAS 77084                        (281) 398-9503
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   COMMON STOCK, $.001 PAR VALUE PER SHARE
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        (Title of each class of securities covered by this Form)


                                    NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [  ]      Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(1)(ii)          [  ]      Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(i)           [  ]      Rule 12h-3(b)(2)(ii)    [   ]
Rule 12g-4(a)(2)(ii)          [  ]      Rule 15d-6              [ x ]
Rule 12h-3(b)(1)(i)           [  ]

     Approximate number of holders of record as of the certification or notice date:

                                   15
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Grant
Geophysical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      GRANT GEOPHYSICAL, INC.


DATE:  January 29, 1999               By: /S/ Don W. Wilson
                                          -----------------------------
                                                 Don W. Wilson
                                         President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The names and title of the person signing the form shall be typed or printed under the signature.